Exhibit 10.25
Executive Employment Agreement
This Executive Employment Agreement (this "Agreement") is entered into effective as of June 15, 2020 (the "Effective Date") by and between ADVANCED DRAINAGE SYSTEMS, INC., a Delaware corporation (the "Company"), and THOMAS WAUN (the "Executive"). The Company and the Executive desire to enter into this Agreement to govern the terms and conditions of the Executive's employment with, and service as an officer of, the Company. Capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A.
In consideration of the promises and mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as set forth below.
Section 1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment with the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of this Agreement is effective for a period commencing on the Effective Date and continuing until terminated as provided in Section 8 (the "Employment Period").
Section 2. Capacities and Duties. During the Employment Period, the Executive shall be employed as a Senior Vice President of the Company and/or in such other capacities as are mutually agreed to by the Company and the Executive. The Executive shall have the duties and responsibilities incumbent with the offices and positions with the Company held by the Executive, including such specific duties and responsibilities consistent with such offices and positions as the Board or Chief Executive Officer of the Company may reasonably establish from time to time. The Executive shall report and be accountable to the Chief Executive Officer of the Company. The Executive further agrees to serve without additional compensation as an officer and/or director (or in other equivalent positions) of any of the Company's affiliates, if elected or appointed, during the Employment Period.
Section 3. Performance Covenants. The Executive accepts such employment and agrees to devote his full working time and efforts (except for absences due to illness and vacations) to the business and affairs of the Company and its affiliates and the performance of the duties and responsibilities above. However, nothing in this Agreement shall preclude the Executive from devoting a reasonable amount of his time and efforts to civic, community, charitable, professional and trade association affairs and matters, provided the nature and extent of such affairs and/or matters do not unduly detract from the performance of the Executive's duties for the Company.
Section 4. Compensation. For the Executive's services under this Agreement, the Company shall provide the following:
(a)Base Salary. The Executive shall be paid a base salary at an annual rate of not less than Three Hundred Sixty Five Thousand Dollars ($365,000). The Executive's performance and base salary shall be reviewed at least annually by the Company and shall not be decreased unless such decrease is commensurate with a reduction in base salary of the Executive Staff after consultation with the Executive. The base salary shall be paid in periodic installments in accordance with the normal payroll practices of the Company.
(b)Incentive Compensation. In addition to his base salary, the Executive shall be entitled to receive incentive compensation each fiscal year of the Company in accordance with the then-current incentive compensation plans and programs of the Company or any modified and/or new incentive compensation plans and programs of the Company approved by the Board and implemented by the Company which are available to or for members of management of the Company. Any such incentive compensation amounts shall be paid at the times and in the manner provided for in such incentive compensation plans and programs of the Company; provided, however, that all such amounts shall be paid on or before the 15th day of the third month following the end of the fiscal year for which such incentive compensation was earned.
Section 5. Benefit Plans; Equity Incentive Plans; and Vacation Benefits.
(a)Benefit Plans. The Executive shall be entitled to participate in such benefit plans as may, from time to time during the Employment Period, be provided to members of the Executive Staff (collectively, the "Benefit Plans") and on terms generally consistent with those provided to other members of the Executive Staff.
(b)Equity Incentive Plans. The Executive shall be entitled to participate in such equity incentive plans as may, from time to time during the Employment Period, be provided to members of management of the Company (the "Equity Incentive Plans"), subject to the terms of any such Equity Incentive Plans and any agreements entered into by the Company and the Executive in connection with awards or grants thereunder.

(c)Vacation Benefits. The Executive shall be entitled to paid vacation during each fiscal year of the Company in accordance with the vacation policies of the Company in effect for the Executive Staff from time to time.
Section 6. Payment or Reimbursement of Expenses.
(a)Expenses Generally. The Company shall pay or reimburse the Executive for reasonable expenses paid or incurred by the Executive on behalf of the Company in connection with and reasonably necessary for the rendering of his services to the Company hereunder, including expenses for travel, convention and seminar attendance, business entertainment and similar items. Additionally, the Company shall pay or reimburse the Executive for club dues, professional association membership fees an other similar items approved in accordance with the Company's policies with respect thereto.
(b)Reimbursement Procedures. All such reimbursements shall be made as promptly as practicable after the Executive has submitted to the Company vouchers or reports for such expenditures in such reasonable detail and with such supporting receipts and other evidence of expenditures as the Company typically requires for such purposes.
(c)Reimbursement Compliance with Section 409A. Notwithstanding the provisions of Section 6(a) and Section 6(b) and of any policy of the Company to the contrary: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, provided that this clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.
Section 7. Protective Provisions. The provisions set forth in Exhibit B are hereby incorporated by reference.
Section 8. Termination. The Executive's employment with the Company and this Agreement shall terminate effective upon the first to occur of the following: (a) a date specified by the Company by notice to the Executive for Cause; (b) the death of the Executive; (c) the occurrence of any Disability of the Executive; (d) a date specified by the Executive by notice to the Company for Good Reason; (e) a date specified by the Executive by notice to the Company for either no reason or for any reason other than a reason specified above, provided the Executive gives the Company at least ninety (90) days' notice of such termination (in which case the Employment Termination Date shall be the date specified in such notice or, in the absence thereof, such date as is ninety (90) days after the Executive gives such notice), provided that the Company in its sole discretion may waive all or any portion of such notice period (in which case the Employment Termination Date shall be the earlier date determined by the Company); or (f) a date specified by the Company by notice to the Executive for either no reason or for any reason other than a reason specified above.
Any notice of termination by either party given under this Section 8 shall clearly state that the terminating party elects to terminate the Executive's employment with the Company and upon which subsection of this Section 8 such party is relying as the basis for such termination.
If the Executive's employment with the Company is terminated under this Section 8, then the Executive shall have no obligation or duty to be employed with the Company or any of its affiliates in any capacity; and neither the Company nor any of its affiliates shall have any obligation to employ the Executive in any capacity. On or before the Employment Termination Date, the Executive shall return to the Company all property of the Company and any of its affiliates in the Executive's possession.
Section 9. Termination/Severance Matters.
(a)Termination/Severance Payments. Upon termination of the Executive's employment with the Company:
(i)In all events, the Company shall (A) pay to the Executive the Executive's unpaid base salary in cash through the Employment Termination Date at the Executive's then effective base salary rate and (B) reimburse the Executive for all expenses paid or incurred by the Executive for which the Executive is entitled to reimbursement by the Company pursuant to Section 6 that remain outstanding as of the Employment Termination Date.
(ii)If the Executive's employment with the Company has terminated pursuant to Section 8(d) or Section 8(f), then (A) for the Severance Payment Period, the Company shall continue to pay to the Executive his base salary in cash at the Executive's then effective base salary rate and (B) after the conclusion of the Fiscal Year of Termination, the Company shall pay to the Executive a lump sum cash payment in an amount equal to the Prorated Bonus.
Payment of any base salary pursuant to the above provisions shall be made at the same time as it would have been made had the Employment Period continued in effect. Payment of any Prorated Bonus pursuant to the above provisions shall be made at the same time that members of the Executive Staff are paid annual incentive compensation amounts from the Executive Staff Bonus Plan upon which such Prorated Bonus is based but in no event later than the 15th day of the third month following the end of the fiscal year to which the applicable Executive Staff Bonus Plan relates. It is intended that each installment of the payments provided under this Section 9(a) shall be treated as a separate payment for purposes of Section 409A, and that neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A. The Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (any amounts due under this Section 9 are in the nature of severance payments, liquidated damages and/or consideration for the covenants set forth in Section 7 and Exhibit B, and are not in the nature of a penalty).
(b)Benefit Plans; Equity Incentive Plans. All rights and benefits which the Executive or his estate or other beneficiaries may have under the Benefit Plans and/or Equity Incentive Plans of the Company in which the Executive shall be participating at the Employment Termination Date shall be determined in accordance with such plans and any agreements entered into by the Company and the Executive in connection therewith or with awards thereunder.
(c)Section 409A Compliance. The provisions set forth in Exhibit Care hereby incorporated by reference.
(d)Certain Termination/Severance Payments Conditioned Upon Executive's Release of Claims. The Executive's right to receive any of the termination/severance payments provided for in Section 9(a)(ii)(A) is expressly conditioned upon, and the Company will be obligated to provide the Executive with such termination/severance payments only upon, the execution and delivery to the Company, and non-revocation, by the Executive of a release of all claims against () the Company, (ii) each of the affiliates of the Company, (iii) each of the current and former officers and directors (and individuals in other equivalent positions) of the Company and/or any affiliate of the Company and (iv) each of the employees, attorneys, agents and insurers of the Company and/or any affiliate of the Company, in form and substance satisfactory to the Company and the Executive. Such release must be executed by the Executive no less than thirty (30) days after the Employment Termination Date and payments to the Executive of the compensation or benefits hereunder shall commence within forty-five (45) days after the Employment Termination Date; provided that if such forty-five (45) day period begins in one calendar year and ends in another calendar year, payment shall always be made (or commence) in the second calendar year.
(e)Resignation of All Other Positions. To the extent applicable, the Executive's termination of employment with the Company, for whatever reason, shall also result in the Executive's resignation or termination, effective as of the Employment Termination Date, from any and all officer and/or director positions (or other equivalent positions) with the Company and any and all of its affiliates. The Executive agrees to cooperate in taking any steps that may be necessary or advisable to effectuate the purpose of this Section 9(e).
(f)General Unsecured Creditor Status. All amounts payable in accordance with this Agreement shall constitute general unsecured obligations of the Company, and the Executive shall have only the rights of a general unsecured creditor of the Company with respect to any such payments.
Section 10. Indemnification. The Executive and the Company are entering into that certain Indemnification Agreement between the Company and the Executive dated as of the date of this Agreement (the

"Indemnification Agreement"), which Indemnification Agreement shall remain in full force and effect following the execution and delivery of this Agreement.
Section 11. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of law provisions. Any action for breach of, or to enforce, the terms ofthis Agreement or otherwise related to Executive's employment shall be tried in, and only in, the Court of Common Pleas of Franklin County, Ohio or such federal district court in Ohio having jurisdiction thereof, and the parties hereby consent to jurisdiction and venue in such courts.
Section 12. Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other party, assign or transfer this Agreement or any rights or obligations hereunder, except as and to the extent set forth below.
(a)The Company may unilaterally assign its rights and obligations under this Agreement to any successor to the Company's rights and obligations hereunder as a result of any change in control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the Company's business and/or assets and the Executive shall continue to be bound by the terms and conditions of this Agreement; provided, however, that, if any such successor fails, prior to or concurrently with the effectiveness of any such succession, to agree in writing in form and substance reasonably satisfactory to the Executive expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, then the Executive shall have the right, effected by notice to such successor not later than ninety (90) days after such succession occurs, to terminate the Executive's employment with the Company for Good Reason as though such failure was a breach by the Company of a material covenant or agreement of the Company contained in this Agreement.
(b)If the Executive should die while any amounts are payable to him under this Agreement, or if by reason of his death payments are to be made to him hereunder, then this Agreement shall inure to the benefit of and be enforceable by the Beneficiary and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to the Beneficiary.
Without limiting the foregoing, (i) the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than (A) a transfer by the Executive's designation of any Beneficiary in accordance with the provisions of this Agreement or (B) a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 12 the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred, and (ii) to the extent assignment of a party's rights or obligations under this Agreement is permitted under this Agreement or otherwise given effect by applicable law, the agreements, covenants, terms and provisions of this Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the parties.
As used in this Agreement, "Company" means the Company as defined above and any successor to its business and/or assets as described above which executes and delivers the agreement provided for in Section 12(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
Section 13. Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed given when personally delivered or when mailed by first class certified mail, return receipt requested and postage prepaid, addressed to the parties at their respective addresses set forth under their respective signatures below or to such other person or addresses as shall be given by notice of any party.
Section 14. Waiver; Remedies Cumulative. No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.
Section 15. Severability. The Company and the Executive intend to comply fully with all laws and matters of public policy relating to employment agreements and restrictive covenants, and this Agreement shall be construed consistently with such laws and public policy to the extent possible. Without limiting Section 7 and

Exhibit B, if and to the extent any one or more terms, provisions, covenants and agreements hereof or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such terms, provisions, covenants and agreements (or portions thereof) shall be deemed separable from the remaining terms, provisions, covenants and agreements hereof and such holding shall in no way affect the validity or enforceability of any of the other terms, provisions, covenants and agreements hereof.
Section 16. Miscellaneous. This Agreement, and the "Sign-On Bonus" and "Moving Expenses" provisions of the offer letter by and between the Executive and the Company dated as of June 5, 2020, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. In this regard, the following shall not be considered to be pertaining to the same subject matter as this Agreement and accordingly shall be unaffected by this Section 16 and continue in full force and effect: (a) the Indemnification Agreement; and (b) agreements between the Company and the Executive relating to any Equity Plan and/or Benefit Plan. This Agreement may not be modified, changed or amended except in a writing signed by each of the parties. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original hereof. The captions of the several sections and subsections of this Agreement are not a part of the context hereof, are inserted only for convenience in locating such sections and subsections and shall be ignored in construing this Agreement.
IN WITNESS WHEREOF, the Company and the Executive have executed multiple counterparts of this Agreement effective as of the effective date.

Advanced Drainage Systems, Inc. By:/s/ Kevin C. Talley Name: Kevin C. Talley, EVP & CAO Address: 4640 Trueman Boulevar Hilliard, OH 43026			/s/ Michael Huebert Name: Michael Huebert Address:

By:	/s/ Kevin C. Talley	By:	/s/ Thomas Waun
Name:	Kevin C. Talley, EVP & CAO	Name:	Thomas Waun
Address:	4640 Trueman Boulevard	Address:
Hilliard, OH 43026